UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

BANK OF GRANITE CORPORATION
(Exact name of Registrant, as Specified in Its Charter)

Delaware	56-1550545

(State or Other Jurisdiction of	(I.R.S. Employer)
Incorporation or Organization)	Identification No.)
23 North Main Street, Post Office Box 128, Granite Falls, North Carolina 28630
(Address of Principal Executive Offices)
Bank of Granite Corporation 2007 Stock Incentive Plan
(Full Title of the Plans)
Kirby A. Tyndall
Secretary, Treasurer and Chief Financial Officer
Bank of Granite Corporation
23 North Main Street
Post Office Box 128
Granite Falls, North Carolina 28630
(Name and Address of Agent For Service)
(828) 496-2000
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Krista R. Bowen
Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
(704) 377-2536
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount Of
Title of Each Class of Securities	Amount To Be	Offering Price	Aggregate	Registration
To Be Registered	Registered	Per Unit	Offering Price	Fee
Common Stock, $1.00 par value per share	750,000(1)	$17.04(2)	$12,780,000	$392.35

(1)     Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also relates to an indeterminate number of additional shares of common stock that may be necessary to adjust the number of shares reserved for issuance pursuant to Bank of Granite Corporation 2007 Stock Incentive Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the Registrant.
(2)     Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act of 1933, calculated on the basis of $17.04 per share, the average of the high and low share prices of Bank of Granite Corporation common stock on the Nasdaq Global Select Market on June 19, 2007.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts And Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
Exhibit 5.1
Exhibit 23.2
Exhibit 23.3
Exhibit 24.1
Exhibit 24.2
Exhibit 24.3
Exhibit 24.4
Exhibit 24.5
Exhibit 24.6
Exhibit 24.7

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Note: The document containing the information specified in Part I of Form S-8 will be sent or given to participants in the Bank of Granite Corporation 2007 Stock Incentive Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Bank of Granite Corporation (the “Company”) will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed with the Commission by the Company are incorporated by reference into this Registration Statement:
     (a)     the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;
     (b)     the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007;
     (c)     the Company’s Current Reports on Form 8-K and 8-K/A filed on January 8, 2007, January 18, 2007, January 23, 2007, April 12, 2007, May 18, 2007, May 22, 2007 and May 25, 2007;
     (d)     the description of the Company’s common stock, par value $1.00 per share, contained in the Company’s registration statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) including any amendment or report filed for the purpose of updating such descriptions; and
     (e)     any other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2006.
     All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this registration statement have been sold or that deregisters all securities then remaining unsold shall be deemed incorporated by reference into this Registration Statement to be a part hereof from the date of the filing of such documents.
     Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts And Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
     Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other business entity, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
     Section 145(c) further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     Section 145(f) states that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled. Section 145(g) permits a corporation to purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

     In addition, Section 145(e) provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145. Moreover, Section 145(j) provides that the indemnification provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto may eliminate or limit personal liability of its directors to the corporation or its stockholders for monetary damages for breach of a director’s fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching the director’s duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock purchase or redemption that was illegal, or obtaining an improper personal benefit. No such provision may limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.
     The Company’s restated certificate of incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision by the Company’s stockholders will have only prospective effect and will not adversely affect any limitation on the personal liability of a director of the Company existing at the time of the repeal or modification. The Company’s restated certificate of incorporation, as amended, also provides for advancement of expenses to directors to defend lawsuits brought against them as directors of the company, with no obligation for any director to repay such expenses to the company unless it is ultimately determined by the Company that the director is not entitled to indemnification.
     The Company’s bylaws provide that any person and his or her heirs, executors, or administrators, may be indemnified or reimbursed by the Company for reasonable expenses actually incurred in connection with any threatened, pending or completed action, suit or proceeding, civil, administrative, investigative or criminal, to which any of them has been made a party by reason of a person being or having been a director, officer, or employee of the Company or of any firm, corporation, or organization which that person served in any such capacity at the request of the Company; provided, however, that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and, provided further that no such person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding that has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the Company, or its board of directors, acting by vote of directors not parties to the same or substantially the same action, suit, or proceeding, constituting a majority of the whole number of directors. The bylaws also state that this right of indemnification or reimbursement is not exclusive of other rights to which the indemnified party and his or her heirs, executors, or administrators may be entitled as a matter of law.
     In addition, the bylaws of the Company provide that it may, upon the affirmative vote of a majority of its board of directors, purchase insurance for the purpose of indemnifying its directors, officers, and other employees to the extent that such indemnification is allowed pursuant to the bylaws. This insurance may, but need not, be for the benefit of all directors, officers, or employees.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See the Exhibit Index.
Item 9. Undertakings.
     (a)     The Company hereby undertakes:
     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.
     (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b)     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c)     The Company hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Granite Falls, State of North Carolina on this 21st day of June, 2007.

BANK OF GRANITE CORPORATION

By:	/s/ Charles M. Snipes

Charles M. Snipes Chairman and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles M. Snipes Charles M. Snipes	Chairman of the Board and Chief Executive Officer, Director	June 21, 2007
/s/ Kirby A. Tyndall Kirby A. Tyndall	Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 21, 2007
/s/ John N. Bray* John N. Bray	Director	June 21, 2007
/s/ Joseph D. Crocker* Joseph D. Crocker	Director	June 21, 2007
/s/ Leila N. Erwin* Leila N. Erwin	Director	June 21, 2007
/s/ Paul M. Fleetwood, III* Paul M. Fleetwood, III	Director	June 21, 2007
/s/ Hugh R. Gaither* Hugh R. Gaither	Director	June 21, 2007
/s/ James Y. Preston* James Y. Preston	Director	June 21, 2007
/s/ Boyd C. Wilson, Jr.* Boyd C. Wilson, Jr.	Director	June 21, 2007

* By:	/s/ Kirby A. Tyndall
Kirby A. Tyndall, Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

4.1	Form of stock certificate for Bank of Granite Corporation’s common stock filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-4 (Registration Statement No. 333-104233) dated April 1, 2003, is incorporated herein by reference

4.2	Articles 5, 6, 7, 10 and 13 of the Restated Certificate of Incorporation of Bank of Granite Corporation, as amended, filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, is incorporated herein by reference

5.1	Opinion of Robinson, Bradshaw & Hinson, P.A.

23.1	Consent of Robinson, Bradshaw & Hinson, P.A. (included in Exhibit 5.1)

23.2	Consent of Dixon Hughes PLLC

23.3	Consent of Deloitte & Touche LLP

24.1	Power of Attorney of John N. Bray, dated June 18, 2007.

24.2	Power of Attorney of Joseph D. Crocker, dated June 18, 2007.

24.3	Power of Attorney of Leila N. Erwin, dated June 18, 2007.

24.4	Power of Attorney of Paul M. Fleetwood, III, dated June 18, 2007.

24.5	Power of Attorney of Hugh R. Gaither, dated June 18, 2007.

24.6	Power of Attorney of James Y. Preston, dated June 18, 2007.

24.7	Power of Attorney of Boyd C. Wilson, Jr., dated June 18, 2007.